--------------------------------------------------------------------------------



                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (Date of earliest event reported): August 14, 2003




                         PARALLEL PETROLEUM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


         Delaware                        0-13305              75-1971716
(State or other jurisdiction         (Commission File        (IRS Employer
of Incorporation or organization)        Number)           Identification No.)

1004 N. Big Spring, Suite 400, Midland, Texas            79701
 (Address of Principal Executive Offices)              (Zip Code)



                                  432-684-3727
              (Registrant's telephone number, including area code)

Item 7.  Financial Statements and Exhibits.


(c)     Exhibits

        99.1 Press Release dated August 14, 2003 announcing financial results for the second fiscal quarter ended June 30, 2003.



Item 9.  Regulation FD Disclosure.

         Parallel Petroleum Corporation wishes to disclose its press release, dated August 14, 2003, relating to its results of operations and financial condition for the second fiscal quarter ended June 30, 2003.

         In accordance with General Instruction B.2 of Form 8-K, the information included in Exhibit 99.1 hereto is being furnished under this Item 9 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, shall not be subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9. Regulation FD Disclosure (Item 12. Disclosure of Results of Operations and Financial Condition.)

         The following information is intended to be furnished under Item 12 "Results of Operations and Financial Condition," but is instead being furnished pursuant to Item 9 in accordance with the interim guidance contained in Securities and Exchange Commission Release No. 34-47583.

         The information included in Exhibit 99.1 hereto is also being furnished under this Item 12 and, in accordance with General Instruction B.6 of Form 8-K, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, shall not be subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         PARALLEL PETROLEUM CORPORATION


                                            By: /s/ Larry C. Oldham
                                               ------------------------------
                                               Larry C. Oldham, President


Dated: August 14, 2003

                                  EXHIBIT INDEX


     Exhibit No.                Description
     -----------                -----------

        99.1 Press Release dated August 14, 2003 announcing financial results of Parallel Petroleum Corporation for the second fiscal quarter ended June 30, 2003.

                                                                Exhibit 99.1

                                                                PRESS RELEASE
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400            Contact:  Cindy Thomason
Midland, TX 79701   (432) 684-3727                 Manager of Investor Relations
http://www.parallel-petro.com                      cindyt@parallel-petro.com


                          PARALLEL PETROLEUM ANNOUNCES
             INCREASED RESERVES, PRODUCTION, EARNINGS AND CASH FLOW

MIDLAND, Texas, (BUSINESS WIRE), August 14, 2003 - Parallel Petroleum Corporation (NASDAQ: PLLL) today announced financial and operational results for the second quarter ended June 30, 2003.

Second Quarter Results

For the three months ended June 30, 2003, Parallel reported net income of $2.5 million, or $.11 per diluted share. Included in net income was $3.4 million of operating income primarily due to a 118% increase in production volumes and a 39% increase in oil and gas prices, net of hedges, when comparing the second quarter of 2003 to the second quarter of 2002. For the three months ended June 30, 2002, Parallel recorded net income of $19.5 million, or $.84 per diluted share, which was primarily the result of a $31.1 million gain from the sale of the assets of First Permian, LP.

For the second quarter of 2003, Parallel's sales were 159,739 Bbls of oil and 805,137 Mcf of natural gas, or 293,929 BOE. The average prices the Company received for its oil and natural gas on an unhedged/hedged basis, respectively, were $26.09/$24.00 per barrel and $6.10/$5.84 per Mcf, or $30.89/$29.03 per BOE.
For the same period of 2002, oil sales were 33,126 Bbls at an average price of $22.29 per barrel and natural gas sales were 609,812 Mcf at an average price of $3.39 per Mcf, or 134,761 BOE at $20.84 per BOE. (Refer to the tables on page 8 of this press release for detailed sales volumes and price data and hedging information.)

Six Months Results

For the six months ended June 30, 2003, Parallel reported net income of $4.6 million, or $.20 per diluted share. Included in net income was $7.6 million of operating income primarily due to a 119% increase in production volumes and a 62% increase in oil and gas prices, net of the hedges, when comparing the six months ended June 30, 2003 to the same period of 2002. For the six months ended June 30, 2002, Parallel recorded net income of $18.6 million, or $.80 per diluted share, which included $31.1 million for the sale of the assets of First Permian, LP.

For the six months ended June 30, 2003, Parallel's sales were 313,317 Bbls of oil and 1,586,888 Mcf of natural gas, or 577,798 BOE. The average prices the Company received for its oil and natural gas on an unhedged/hedged basis, respectively, were $29.28/$27.82 per barrel and $5.96/$5.24 per Mcf, or $32.25/$29.46 per BOE. For the same period of 2002, oil sales were 63,287 Bbls at an average price of $21.77 per barrel and natural gas sales were 1,200,462 Mcf at an average price of $2.83 per Mcf, or 263,364 BOE at $18.15 per BOE. (Refer to the tables on page 8 of this press release for detailed sales volumes and price data and hedging information.)

Net cash provided by operating activities for the six-month period ended June 30, 2003, was $8.9 million, compared to $5.3 million for the same period of 2002. The increase was primarily related to the above mentioned increases in oil and gas sales volumes and prices. Parallel's net cash provided by operating activities adjusted for changes in components of working capital and other liabilities [Discretionary Cash Flow (Non-GAAP) - see reconciliation on page 9 of this press release] was $10.7 million for the six months ended June 30, 2003 compared to $6.3 million for the same period of 2002.

                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 2


Balance Sheet Review

At June 30, 2003, current assets were $12.0 million, which included $6.0 million of cash. Current liabilities were $12.9 million, including $7.8 million of current maturities of long-term debt and $1.8 million related to derivative obligations. Long-term debt, including current maturities, stood at $42.8 million. The Company's net capitalized costs associated with its oil and gas properties and other equipment were $90.8 million, which included approximately $3.2 million of leasehold and seismic costs for undeveloped prospects. Also added to the Company's property basis during the second quarter was an asset retirement cost of $1.2 million for the adoption of SFAS 143. Parallel's stockholders' equity as of June 30, 2003 was $48.1 million, the largest in the Company's history.

Unaudited SEC Reserves

Parallel's SEC PV-10% proved reserve value increased 8% to approximately $133 million as of June 30, 2003, compared to approximately $123 million as of December 31, 2002. Parallel's reserve volumes increased 9% to 14.1 MMBOE, or
84.5 BCFE, as of June 30, 2003, compared to 12.9 MMBOE, or 77.4 BCFE, as of December 31, 2002.

The following table shows certain information about Parallel's proved reserves as of December 31, 2002 and June 30, 2003.

                                 as of                  as of
                              December 31,             June 30,
                                 2002 (a)              2003 (b)          Change
                              --------------           ---------         ------
Oil - MMBbls                        10.3                   11.3            10%
Gas - Bcfg                          15.6                   16.9             8%
MMBOE                               12.9                   14.1             9%
BCFE                                77.4                   84.5             9%

Pretax PV-10 (millions)             $123 (c)               $133 (d)         8%

---------------------
(a) Based on independent reserve studies prepared by Williamson Petroleum Consultants and Cawley, Gillespie & Associates.
(b) Based on independent reserve studies prepared by Cawley, Gillespie & Associates. (c) Based on December 31, 2002 prices of $29.21 per Bbl and $4.40 per Mcf. (d) Based on June 30, 2003 prices of $28.08 per Bbl and $5.21 per Mcf.

Capital Investment Budget for 2003

Parallel's estimated capital budget for 2003 totals approximately $12.0 million, net to its interest. The budget will be funded from the Company's 2003 estimated operating cash flow, which is based on anticipated commodity prices and forecasted production volumes. The amount and timing of expenditures are subject to change based upon market conditions, results of expenditures, new opportunities and other factors.

Operational Update

The following is an update of Parallel's operations and related capital expenditure budget for the Permian Basin of West Texas, East Texas, and onshore gulf coast of South Texas. For prior related operational and capital expenditure updates, refer to the Company's press releases dated January 17, March 25, March 26, and May 15, 2003.

                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 3


     Permian Basin of West Texas
         Fullerton Field, Andrews County - Parallel announced earlier this year an anticipated budget of approximately $1.5 million, net to its interest, for the stimulation of approximately 40 of the 128 existing producing wells in the San Andres formation at an approximate depth of 4,400 feet. The Company is on pace with projections in terms of both spending and well performance. A total of 19 water-frac re-stimulations were performed during the period from mid-February through the end of July at an average cost of $29,000 per job, net to Parallel. Incremental oil production, 30 days after workover, continues to exceed the forecast of 12 equivalent barrels of oil per day per well. Current plans are to maintain a pace of four re-stimulations per month as the Company continues to enhance and optimize the frac design. Once Parallel is confident that it has reached an optimal design, the pace will likely accelerate to six per month, depending on continued satisfactory results. The property's current estimated daily production has increased approximately 15% to an estimated 1,900 gross, or 1,320 net, barrels of oil equivalent per day, compared to approximately 1,650 gross, or 1,150 net, barrels of oil equivalent per day as of the first of the year. This estimated 15% volume increase is significant, given the historical 5% annual decline rate and more than 40 years reserve life associated with this set of assets. Parallel's working interest in these assets ranges from 25% to 85%.

         Lion Diamond M Canyon Unit, Scurry County - Earlier this year, Parallel announced its decision to move into Phase II of the Diamond M project, based on results achieved and insight gained during Phase I of the project. Nine months after going on line, production from the Phase I Canyon wells continues to average a combined rate of almost 250 gross, or 140 net, equivalent barrels of oil per day. Parallel assumed operations of all leases in the Diamond M Project area on March 1, 2003, with the Phase II election. Since becoming operator, Parallel has focused major field activity around infrastructure improvements that are necessary and prerequisite to increasing production volumes attributable to development. An extensive amount of geological, geophysical, paleontological, and reservoir engineering effort is under way, as exploitation plans continue to be high-graded. Well reactivation and deepening activity is expected to begin within the next thirty days. Approximately 5,500 acres, containing 83 existing well bores, are available for development through deepenings, recompletions, reactivations, infill drilling and waterflood expansion.

         Diamond M Shallow Leases, Scurry County - Parallel also assumed operations and gained development rights to the Diamond M shallow intervals on March 1, 2003, with the Phase II election. On May 15, 2003, the Company announced the initiation of geological and engineering evaluation and design work on a 10-acre infill waterflood pilot project. The pilot project includes the drilling of three new injection wells supporting six active producing wells and two currently inactive producing wells to complete three 20-acre five-spot patterns. Well work in the pilot area commenced during the second week of July. Since that time, Parallel has performed three workovers to re-stimulate the Clearfork formation and perforate and stimulate the Glorieta formation in producing wells. While it is very early in the project, results are encouraging, with shallow production increasing 67%, or 70 gross (40 net) barrels of oil equivalent per day, as a result of the three completed workovers. The total cost of each job is approximately $60,000 gross, or $50,000 net to Parallel. Two other workovers are on-going at this time. The drilling of the three injection wells is expected to begin within the next few weeks. Approximately 2,600 acres, containing 102 existing well bores, are available for development through recompletion, workovers, infill drilling and waterflood expansion.

         As was previously announced, Parallel budgeted approximately $4.5 million during 2003 for capital expenditures on a combined basis, shallow and deep, on the Diamond M Project. Parallel owns a 66% working interest and a 56% net revenue interest before project payout.

                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 4


     East Texas
         Cook Mountain Gas Project, Liberty County - Since the second quarter of 2002, Parallel has participated in 6 Cook Mountain gas wells, 4 of which have been successful and are currently producing at a combined rate of approximately 31,500 Mcfe, or 5,250 BOE, per day, which is approximately 2,654 Mcfe, or 442 BOE, per day net to Parallel. The Company has generated ten Cook Mountain exploration gas prospects, based on 3-D seismic, and has budgeted approximately $2 million, net to its interest, for the drilling and completion of at least five wells, back-to-back. The second of these five wells, the Riverside General Hospital #1, is currently drilling at a depth of 8,600 feet with a projected total depth of 13,500 feet. The East Ames Gas Unit #l was drilled to a total depth of 13,628 feet. It was deemed to be non-productive and has been plugged. Parallel's working interest in the two wells is approximately 17%.

     Onshore Gulf Coast of South Texas
         Yegua/Frio Gas Project, Jackson County - During the first half of 2003, Parallel drilled 8 Frio wells, 5 of which have been completed as producers. Two wells are currently producing approximately 2,000 Mcfe per day, which is approximately 600 Mcfe, or 100 BOE, per day net to Parallel. The other three wells are waiting on pipeline connections and are expected to be on production within the next thirty days. Parallel's average working interest in the five wells is approximately 55%. Parallel has budgeted to drill 3 more Frio wells and 1 Yegua well in the second half of 2003.

         During July, the Weaver Dugger 1A, which had been drilled and completed in 2000 in a lower Frio zone, was recompleted in an upper Frio zone at a depth of 8,950 feet. The well is currently producing at a gross rate of 930 Mcfe per day, which is approximately 300 Mcfe, or 50 BOE, per day net to Parallel. Parallel owns a 43.4% working interest in the well. Also, the Big 12 No. 1 Yegua well, which had been drilled in 2002 and fracture stimulated in May 2003, appears to have stabilized at a daily rate of 1,050 Mcfe per day, which is approximately 365 Mcfe, or 60 BOE, per day net to Parallel. Parallel owns a 40% working interest in the well.

Management Comments

Larry C. Oldham, Parallel's President, commented, "During the second quarter, our average oil and gas production reached an all time high of 3,266 BOE per day, and operational earnings and cash flow both reached record high numbers. As previously stated, our target is to be at a daily production rate of 4,000 BOE by January 1, 2004. Total proved reserves as of June 30, 2003 increased 9% to a record 14.1 million BOE, or 84.5 BCFE, compared to year end 2002."

In a final comment, Oldham stated, "Our new business plan continues to deliver the steady growth that we expect. Since June 2002, our screening and review process has resulted in further evaluation of approximately $600 million of potential oil and gas property acquisitions. These evaluations resulted in Parallel making nine separate offers for a total of approximately $270 million. Of these nine offers, we completed three acquisitions having a combined purchase price of approximately $50 million. We continue to review and pursue strategic acquisition opportunities on a daily basis."

Conference Call Information

Parallel's management will host a conference call to discuss the Company's financial and operational results for the second quarter ended June 30, 2003 on Friday, August 15, 2003, at 10:00 a.m. Central time. To participate in the call, dial 1-973-317-5319 at least five minutes before the scheduled start time. The conference call will also be webcast, complete with the "Current Slide Presentation", and can be accessed live at Parallel's web site, www.parallel-petro.com. A replay of the conference call will be available at the Company's web site or by calling 1-973-709-2089, Passcode I.D. 303690.

                    Financial statements and schedules follow

                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 5

                         PARALLEL PETROLEUM CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                                   (audited)          (unaudited)
                                                                                                  December 31,         June 30,
ASSETS                                                                                                2002               2003
                                                                                                  ------------       ------------
Current assets:
  Cash and cash equivalents                                                                       $ 11,811,704       $  5,960,401
  Accounts receivable:
    Oil and gas                                                                                      3,071,315          4,680,644
    Others, net of allowance for doubtful account of $12,681 in 2002 and 2003                          236,443            355,485
    Affiliate                                                                                            2,084              1,943
                                                                                                  ------------       ------------
                                                                                                     3,309,842          5,038,072
  Income tax receivable                                                                                832,590            832,590
  Other assets                                                                                          78,675            189,557
  Fair value of derivative instruments                                                                  21,884                484
                                                                                                  ------------       ------------
      Total current assets                                                                          16,054,695         12,021,104
                                                                                                  ------------       ------------
Property and equipment, at cost:
  Oil and gas properties, full cost method (Note 5)                                                146,679,503        155,121,203
  Other                                                                                              1,083,282          1,375,378
                                                                                                  ------------       ------------
                                                                                                   147,762,785        156,496,581
  Less accumulated depreciation and depletion                                                      (62,074,559)       (65,735,214)
                                                                                                  ------------       ------------
      Net property and equipment (Note 8)                                                           85,688,226         90,761,367
                                                                                                  ------------       ------------
Other assets, net of accumulated amortization of $78,520 in 2002 and $88,439 in 2003                   608,410            688,552
                                                                                                  ------------       ------------
                                                                                                  $102,351,331       $103,471,023
                                                                                                  ============       ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                                                        $  3,033,650       $  3,219,709
  Current maturities of long-term debt (Note 2)                                                      4,145,833          7,837,500
  Current maturity of derivative obligations                                                           335,829          1,840,035
                                                                                                  ------------       ------------
                                                                                                     7,515,312         12,897,244
                                                                                                  ------------       ------------
Long-term debt, excluding current maturities (Note 2)                                               45,604,167         34,912,500
Long-term asset retirement obligation (Note 8)                                                               -          1,777,077
Long-term maturity of derivative obligations (Note 6)                                                  103,745          1,603,562
Deferred tax liability                                                                               3,627,963          4,181,501

Stockholders' equity:
  Series A preferred stock -- par value $.10 per share (aggregate liquidation preference of $26)
    authorized 50,000 shares                                                                                 -                  -
  Preferred stock -- $.60 cumulative convertible preferred
    stock -- par value of $.10 per share (aggregate liquidation preference of $10) authorized 10,000,000 shares, issued
    and outstanding 974,500 in 2002 and 2003                                                            97,450             97,450
  Common stock -- par value $.01 per share, authorized 60,000,000
    shares, issued and outstanding 21,143,406 in 2002 and 21,150,406 in 2003                           211,434            211,504
  Additional paid-in capital                                                                        34,567,866         34,288,137
  Retained earnings                                                                                 10,623,394         15,546,238
  Other comprehensive income (loss) net of tax (Note 6)                                                      -         (2,044,190)
                                                                                                  ------------       ------------
Total stockholders' equity                                                                          45,500,144         48,099,139

Commitments and contingencies (Note 10)
                                                                                                  ------------       ------------
                                                                                                  $102,351,331       $103,471,023
                                                                                                  ============       ============

*The balance sheet as of December 31, 2002 has been derived from Parallel's audited financial statements.
--------------------------------------------------------------------------------

                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 6

                      PARALLEL PETROLEUM CORPORATION
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)

                                                                        Three Months Ended June 30,      Six Months Ended June 30,
                                                                      ------------------------------   ----------------------------
                                                                          2002             2003           2002             2003
                                                                      ------------      ------------   -----------     ------------
Oil and gas revenues                                                   $  2,808,807    $  8,531,974   $  4,779,998     $ 17,024,766
                                                                       ------------    ------------   ------------     ------------

Cost and expenses:
  Lease operating expense (Note 8)                                          721,614       2,185,196      1,270,990        3,640,856
  General and administrative, includes $1,471,000
    for incentive awards in 2002                                          1,974,686         968,154      2,324,450        1,769,922
  Depreciation, depletion and amortization                                1,333,166       1,989,194      2,687,796        4,054,885
                                                                       ------------    ------------   ------------     ------------
    Total costs and expenses                                              4,029,466       5,142,544      6,283,236        9,465,663
                                                                       ------------    ------------   ------------     ------------
    Operating income (loss)                                              (1,220,659)      3,389,430     (1,503,238)       7,559,103
                                                                       ------------    ------------   ------------     ------------

Other income (expense), net:
  Equity in income of First Permian, L.P., includes a
    $31,082,041 gain on sale of substantially all net assets             31,082,041               -     30,765,748                -
  Change in fair market value of derivatives (Note 6)                       (54,974)        274,291       (394,832)          71,834
  Interest and other income                                                  21,066           1,336         37,441           45,992
  Dividend income                                                           163,378               -        163,378                -
  Interest expense                                                         (158,207)       (521,891)      (311,264)      (1,008,355)
  Other expense                                                            (107,582)        (25,466)      (279,648)         (46,010)
                                                                       ------------    ------------   ------------     ------------
    Total other income (expense), net                                    30,945,722        (271,730)    29,980,823         (936,539)
                                                                       ------------    ------------   ------------     ------------
Income before income taxes                                               29,725,063       3,117,700     28,477,585        6,622,564
Income tax (expense), net                                               (10,063,560)       (446,610)    (9,584,833)      (1,638,264)
                                                                       ------------    ------------   ------------     ------------

Net income before cumulative effect of change in accounting principle    19,661,503       2,671,090     18,892,752        4,984,300
Cumulative effect on prior years of a change in accounting principle,
  lessapplicable income taxes of $31,659 (Note 8)                                 -               -              -          (61,456)
                                                                       ------------    ------------   ------------     ------------
    Net income                                                           19,661,503       2,671,090     18,892,752        4,922,844
Cumulative preferred stock dividend                                        (146,175)       (146,175)      (292,350)        (292,350)
                                                                       ------------    ------------   ------------     ------------
    Net income available to common stockholders                        $ 19,515,328    $  2,524,915   $ 18,600,402     $  4,630,494
                                                                       ============    ============   ============     ============

Net income per common share:
  Basic - before cumulative effect of a change in accounting principal       $ 0.94          $ 0.12         $ 0.90           $ 0.22
  Cumulative effect of a change in accounting principle, net of tax               -               -              -                -
                                                                       ------------    ------------   ------------     ------------
  Basic - after cumulative effect of a change in acocounting principle       $ 0.94          $ 0.12         $ 0.90           $ 0.22
                                                                       ============    ============   ============     ============

  Diluted - before cumulative effect of a change in accounting principle     $ 0.84          $ 0.11         $ 0.80           $ 0.20
  Cumulative effect of a change in accounting principle, net of tax               -               -              -                -
                                                                       ------------    ------------   ------------     ------------
  Diluted - after cumulative effect of a change in accounting principle      $ 0.84          $ 0.11         $ 0.80           $ 0.20
                                                                       ============    ============   ============     ============
Weighted average common share outstanding:
  Basic                                                                  20,663,861      21,144,650     20,663,861       21,144,028
                                                                       ============    ============   ============     ============
  Diluted                                                                23,541,120      24,078,413     23,571,736       24,051,398
                                                                       ============    ============   ============     ============

--------------------------------------------------------------------------------

                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 7

                              PARALLEL PETROLEUM CORPORATION
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (Unaudited)

                                                                                               Six Months Ended June 30,
                                                                                           -----------------------------------
                                                                                                2002               2003
                                                                                           ----------------  -----------------
Cash flows from operating activities:
  Net income                                                                                 $ 18,892,752       $  4,922,844

Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and depletion                                                                  2,687,796          4,054,885
    Accretion expense                                                                                   -             68,361
    Equity in income of First Permian, L.P. net of
      cash distributions of $5,501,703                                                        (25,264,046)                 -
    Change in fair value of derivative instruments                                                394,832            (71,834)
    Deferred income taxes                                                                       9,584,833          1,638,264
    Cumulative effect on prior years of a change in accounting principle, net of tax                    -             61,456
Changes in assets and liabilities:
  Other, net                                                                                       24,424            (80,142)
  Increase in accounts receivables                                                               (155,393)        (1,728,230)
  Increase in prepaid expenses and other assets                                                  (662,252)          (110,882)
  (Decrease) Increase in accounts payable and accrued liabilities                                (840,703)           186,059
  Accrued bonus payable                                                                         1,201,172                  -
  Purchase of derivative instruments                                                             (530,605)                 -
                                                                                             ------------       ------------
     Net cash provided by operating activities                                                  5,332,810          8,940,781
                                                                                             ------------       ------------

Cash flows from investing activities:
  Additions to property and equipment                                                          (6,781,897)        (7,532,825)
  Proceeds from disposition of property and equipment                                             572,799             20,400
                                                                                             ------------       ------------
     Net cash used in investing activities                                                     (6,209,098)        (7,512,425)
                                                                                             ------------       ------------

Cash flows from financing activities:
  Borrowings from bank line of credit                                                             865,589          3,173,625
  Payments on bank line of credit                                                                (715,589)       (10,173,625)
  Proceeds from exercise of stock options                                                               -             12,691
  Payment of preferred stock dividend                                                            (292,350)          (292,350)
                                                                                             ------------       ------------
    Net cash used in financing activities                                                        (142,350)        (7,279,659)
                                                                                             ------------       ------------
 Net decrease in cash and cash equivalents                                                     (1,018,638)        (5,851,303)

Beginning cash and cash equivalents                                                             3,351,044         11,811,704
                                                                                             ------------       ------------

Ending cash and cash equivalents                                                             $  2,332,406       $  5,960,401
                                                                                             ============       ============

Non-cash financing and investing activities:
  Non-cash proceeds from sale of investment                                                 $ (25,580,339)      $          -
  Unrealized gain on investment in securities                                               $     (93,359)      $          -
  Accrued asset retirement obligation related to oil and gas properties                     $           -       $  1,221,371
  Accrued preferred stock dividend                                                          $      24,363       $     24,363


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                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 8

                         PARALLEL PETROLEUM CORPORATION
                          SALES VOLUMES AND PRICE DATA


                                                                  Three Months Ended            Six Months Ended
                                                            ----------------------------- ---------------------------
                                                                6/30/2002      6/30/2003     6/30/2002     6/30/2003
                                                            -------------- -------------- ------------ --------------
Sales Volume:
  Oil (Bbls)                                                         33,126        159,739       63,287        313,317
  Natural gas (Mcf)                                                 609,812        805,137    1,200,462      1,586,888
  Equivalent barrels of oil (BOE)                                   134,761        293,929      263,364        577,798
  Equivalent barrels of oil (BOE) per day                             1,497          3,266        1,463          3,210

Prices:
  Bbls (unhedged)                                                   $ 22.29        $ 26.09      $ 21.77        $ 29.28
  Bbls (hedged)                                                                    $ 24.00      $     -        $ 27.82
  Mcf (unhedged)                                                    $  3.39        $  6.10      $  2.83        $  5.96
  Mcf (hedged)                                                                     $  5.84      $     -        $  5.24
  BOE (unhedged)                                                    $ 20.84        $ 30.89      $ 18.15        $ 32.25
  BOE (hedged)                                                                     $ 29.03      $     -        $ 29.46

--------------------------------------------------------------------------------
                         PARALLEL PETROLEUM CORPORATION
                               HEDGING INFORMATION

COSTLESS COLLARS:
                                                                                              Houston Ship Channel
                                                                MMBTU               Gas Price
                                                                                 -----------------------------------------
       Period of Time                                         Natural Gas              Floor                  Cap
       -------------------------------------------------   -------------------   -------------------   -------------------
       April 1, 2003 thru October 31, 2003                      642,000                $4.25                 $5.30
       November 1, 2003 thru March 31, 2004                     302,000                $5.70                 $6.80
       November 1, 2003 thru March 31, 2004                     151,000                $4.90                 $6.15


SWAPS:                                                   Volume                                    Volume
                                                         Hedged              Average               Hedged               Average
       Period of Time                                   Bbl Oil               Price                MMBTU                 Price
       -----------------------------------------   -----------------    -----------------    -----------------     -----------------
       April 1, 2003 thru October 31, 2003                  -                     -                  214,000                $4.87
       April 1, 2003 thru October 31, 2003                  -                     -                  428,000                $4.83
       April 1, 2003 thru December 31, 2003              275,000                $24.58                  -                     -
       October 1, 2003 thru December 31, 2003             18,400                $30.27                  -                     -
       January 1, 2004 thru March 31, 2004                18,200                $28.51                  -                     -
       January 1, 2004 thru December 31, 2004            329,400                $23.19                  -                     -
       January 1, 2005 thru December 31, 2005            292,000                $22.77                  -                     -
       January 1, 2006 thru December 31, 2006            265,500                $23.04                  -                     -


INTEREST RATE SWAPS:                                                         LIBOR              Expected              Expected
                                                        Notional             Fixed               Margin                Fixed
       Period of Time                                  Amount (a)      Interest Rates (b)      Rates (c)         Interest Rates (d)
       -------------------------------------------  ----------------- --------------------  -----------------     -----------------
       March 31, 2003 thru December 31, 2003          $35,000,000           1.675%                2.750%                4.425%
       December 31, 2003 thru December 31, 2004       $30,000,000           2.660%                2.500%                5.160%
       December 31, 2004 thru December 31, 2005       $20,000,000           4.050%                2.250%                6.300%
       December 31, 2005 thru December 20, 2006       $10,000,000           4.050%                2.250%                6.300%

(a) Based on the anticipated principal reductions under our credit facility
(b) Our swap contract with BNP Paribas
(c) Based on the anticipated borrowing base usage under our credit facility
(d) Total of the libor fixed interest rate plus the expected margin rate under our credit facility.
    Our credit agreement requires the interest rate to not be below 4.50%.

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                                     -more-

Parallel Petroleum Announces 2Q 2003 Results
August 14, 2003
Page 9

                         Parallel Petroleum Corporation
                Discretionary Cash Flow Reconciliation (Non-GAAP)
                                   (Unaudited)


The following chart reconciles the six months ended June 30, 2003 and 2002 net cash provided by operating activities to discretionary cash flow. To assesesParallel's operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow is an appropriate measure of Parallel's ability to satisfy capital expenditure obligations and working capital requirements. Discretionary cash flow is a non-GAAP financial measure as defined under SEC rules. Parallel's discretionary cash flow should not be considered in isolation of or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. The discretionary cash flow may exclude some, but not all, items that affect cash flow and may not be comparable to similarly titled measures of other companies. Discretionary cash flow is defined as net cash provided by (used in) operating activities adjusted for changes in components or working capital and other liabilities.


                                                                                        Six Months Ended June 30,
                                                                                 -----------------------------------------
                                                                                         2002                  2003
                                                                                 -------------------   -------------------
           Net Cash Provided by (used in) operating activities                          $ 5,332,810           $ 8,940,781
           Adjustments
              Other, net                                                                    (24,424)               80,142
              Accounts Receivable                                                           155,393             1,728,230
              Prepaid expenses and other                                                    662,252               110,882
              Accounts Payable and accrued liabilities                                      840,703              (186,059)
           Accrued Bonus Payable                                                         (1,201,172)                    -
              Purchase of derivative instruments                                            530,605                     -
                                                                                 -------------------   -------------------
           Discretionary Cash Flow (Non-GAAP)                                           $ 6,296,167          $ 10,673,976
                                                                                 -------------------   -------------------

--------------------------------------------------------------------------------
The Company

Parallel Petroleum Corporation is headquartered in Midland, Texas and is an independent energy company primarily engaged in the acquisition, development, exploration and production of oil and gas using enhanced oil recovery techniques including 3-D seismic technology. Additional information on Parallel Petroleum Corporation is available at www.parallel-petro.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company's future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "subject to," "anticipate," "estimate," "continue," "present value," "future," "reserves", "appears," "prospective," or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company's growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.